Exhibit 99.1

Hecla Reports Record Silver Reserves for the 10th Consecutive Year of 175 Million Ounces and Gold Reserves of 2.1 Million Ounces

Calculated using $14.50/oz silver and $1,100/oz gold

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--February 16, 2016--Hecla Mining Company (NYSE:HL) today reported the results from another successful year of exploration, achieving record silver reserves despite the use of significantly reduced metals prices for the calculation, and net of 2015 silver production.

HIGHLIGHTS (Comparisons to 12/31/14)1

  Silver reserve prices calculated at $14.50/oz, down from $17.25/oz; gold reserve prices calculated at $1,100/oz, down from $1,225/oz.
  Proven and probable silver reserve levels increased 1% to 175 million ounces, the highest level in Company history for the 10th consecutive year.
  Inferred silver resources increased by 147% with the acquisition of Revett Mining Company and its Rock Creek Project.
  Measured and indicated silver resources decreased by 2% to 161 million ounces.
  Proven and probable gold reserves are essentially unchanged at 2.1 million ounces and measured and indicated gold resources decreased by only 1%.
  Drilling in the fourth quarter at Greens Creek and Casa Berardi continued to define new high-grade resources along recently identified and established mineralization trends.
  Exploration and pre-development expenditures in 2016 are projected to be a combined $15 million, $7 million less than 2015 levels.

“Our mines continue to demonstrate their position amongst the highest quality silver mines in the world, adding silver reserves for the 10th consecutive year using one of the lowest price assumptions in the industry and after replacing the 11.6 million ounces of silver production,” said Phillips S. Baker, Jr., Hecla’s President and CEO. “The strength of our mineral resources, particularly at Greens Creek, and the historically high conversion rate at all the mines, give us confidence that we can continue to add reserves in the coming years.”

Proven and Probable Reserves[1]
Mine	2015 Silver	% Change	2015 Gold	% Change
	(000 oz)	from 2014	(000 oz)	from 2014
Greens Creek	88,733	-6%	677	-8%
Lucky Friday	78,681	0%	-	-
Casa Berardi	-	-	1,332	0%
San Sebastian	8,015	100%	64	100%
Total	175,429	1%	2,073	0%

(1) A breakdown of the Company’s reserves and resources is set out in Table A at the end of this news release.

Reserves and Resources

Hecla successfully replaced all mine production in spite of using much lower silver and gold prices compared to 2014 for the reserve estimates. Silver reserve prices are calculated at $14.50/oz, down from $17.25/oz and gold reserve prices are calculated at $1,100/oz, down from $1,225/oz.

Greens Creek milled 814,397 tons containing nearly 11 million ounces of silver and 90,398 ounces of gold, and gold and silver reserves decreased 8%. The decrease is due to mining depletion and the significantly lower silver reserve prices relative to 2014 prices. It should be noted that although infilling drilling was completed, the resource/reserve model for the NWW zone was not updated in time for 2015 year-end reporting. The NWW current resource includes 800,200 silver ounces and 13,000 gold ounces in the indicated category and 18.5 million silver ounces and 91,700 gold ounces in the inferred category. The drilling results suggest a high proportion of this resource should convert to reserves. The NWW zone update should be completed during the first quarter of 2016 and is anticipated at minimum to replace in 2016 the current reserve deficit from 2015. Large inferred resources in the Deep 200 South (9.6 million silver ounces and 76,500 gold ounces) and East Ore (11.4 million silver ounces and 106,000 gold ounces) are targeted for infill drilling in 2016 and large portions are expected to be converted to reserves in 2016.

Lucky Friday milled 297,350 tons containing approximately 3.2 million ounces of silver during 2015. Current reserve tons are 14% lower than last year; however, the contained silver ounces are essentially unchanged as the silver grade in the reserve went up 15% to 15.5 oz/ton. These changes are a result of definition drilling programs from the 6500 level drill platform that upgraded resources to reserves along the western extent of the 30 Vein from the 7200 to 7800 levels, and increased the grade. The interpretation of previous drilling of the 50 Vein also added new high-grade silver ounces to the reserve. The 2015 reductions to reserve tonnages at Lucky Friday are due to mining depletion, increased production costs, lower silver prices over 2014 and consequent removal of some lower-grade reserve material along the resource margins. Measured and indicated silver resources at Lucky Friday increased 2% compared with 2014.

Casa Berardi milled 844,101 tons containing approximately 146,733 ounces of gold. Reserve tonnage at Casa Berardi increased 9% over end of year 2014 levels while contained gold ounces are essentially unchanged. Mining in the 113, 118, 123 and 124 zones was offset by reserve additions in the high-grade 123 Zone, 100 (Lower Inter), 124 (Principal Underground), and 148 (East Mine Crown Pillar open pit) zones. Measured and indicated gold resources are down 3% from 2014 levels.

At San Sebastian, infill drilling of the near-surface, open-pit minable resources during the third quarter improved confidence and expanded the in-pit resources at the East Francine and North veins. Overall these in-pit resources have increased grade and total ounces over those reported in the Preliminary Economic Assessment completed in September 2015 (see Hecla release on September 16, 2015 “Hecla Makes Production Decision at San Sebastian”). Open-pit reserves of 289,100 tons at 27.7 oz/ton silver and 0.22 oz/ton gold containing 8 million ounces of silver and 64,000 ounces of gold were defined for San Sebastian based on the updated mineral resource models for year-end 2015.

Mineral resources at San Sebastian in the indicated category decreased mostly due to its conversion to mineral reserves at the Middle, North, and East Francine veins and the increase in the cut-off grade for the Andrea Project south of the main district. Inferred resources grew at the Middle and North veins, but dropped at East Francine given conversion of inferred resources to indicated resources and reserves. The increase in cut-off grade at Andrea produced most of the reduction in inferred resources overall.

The acquisition of Revett Mining Company and its Rock Creek Project in June added significantly to Hecla’s inferred mineral resource base with an additional 229 million ounces of silver and over 1 million tons of copper. Overall, Hecla’s measured and indicated silver resource decreased by 2% to 161.3 million ounces silver and the inferred resource increased significantly to 362 million ounces of silver. The overall inferred copper resource, including both the Hugh Zone at San Sebastian and Rock Creek, is 1 million tons.

EXPLORATION AND PRE-DEVELOPMENT

Expenditures

Exploration (including Corporate Development) and pre-development expenses were $3.1 million and $0.4 million, respectively, in the fourth quarter of 2015. This is a decrease of $1.5 million in exploration and an increase of $0.3 million in pre-development compared to the fourth quarter 2014 as a result of decreased discretionary spending in exploration and the evolution of San Sebastian from pre-development to production. Full year exploration and pre-development expenses were $22 million.

Casa Berardi - Quebec

At Casa Berardi, up to seven drills have been operating underground in an effort to refine current stope designs and expand reserves and resources in the 118, 123, 124 and Lower Inter zones. Other exploration drilling has extended mineralization on the 101 Zone (Northwest), 124 Zone and the recently discovered 117 Zone.

In-stope and definition drilling of the upper 118 Zone from the 530 level intersected a 15 to 55-foot wide shear zone that includes a mineralized interval of 0.37 oz/ton gold over 30.8 feet. Mineralization is open and deeper drilling suggests the zone continues to plunge to the west. Drilling to the east has defined mineralization below and above the level and this mineralization remains open to the east and upward. Drilling from the 910 level on the lower 118 Zone has extended a lens to the east and depth.

Drilling from the 550, 770, and 850 levels in the mine has identified multiple, stacked high-grade lenses of the 123 Zone that represent at least 2,000 feet of semi-continuous down-dip mineralization with an average strike length of 450 feet. Definition and step-out drilling from the 550 level continues to confirm and expand current resource boundaries of the upper lenses. Intersections in this drill program include 2.02 oz/ton gold over 40.4 feet and 2.73 oz/ton gold over 24.3 feet. This mineralization is continuous from the 770 level up to the 550 level and is open upward. Drilling from the 850 level has extended the current resource boundaries further to the east and at depth past the 870 level and include intersections of 0.97 oz/ton gold over 22.6 feet and 0.80 oz/ton gold over 38.1 feet. Future drilling is expected to expand the resource to the east and at depth; the close proximity of these new lenses to mine infrastructure is expected to allow near-term production from these areas.

Underground drilling on the 124 Zone west of the Principal Zone area defined a 15 to 60-foot thick, quartz-bearing zone with over 300 feet of strike length. Within this zone are high-grade lenses drilled from the 330 level including intervals of 0.39 oz/ton gold over 20.7 feet and 0.43 oz/ton gold over 8.5 feet. Deeper drilling of the 124 Principal Zone from the 530 level intersected broad mineralization with good continuity including an interval of 0.51 oz/ton gold over 14.1 feet that confirms the current high-grade resource is open up-dip. Surface drilling of the 124 Zone includes an assay interval of 0.15 oz/ton gold over 9.2 feet to the east of the current resource.

Exploration drilling from the 810 level to investigate the lateral extent of the newly defined 117 Zone has shown mineralized lenses both north and south of the Casa Berardi Fault extend for over 325 feet down-plunge and this drilling may have also defined a third lens. Recent drill results include an interval of 0.13 oz/ton gold over 21.7 feet in a new lens north of the Casa Berardi Fault. At the west end of the mine, surface drilling of the Lower Inter Zone intersected 1.2 oz/ton gold over 16.1 feet at the upper extension of a multiple vein system. The surface exploration drilling targeting north of the Inter area intersected 0.23 oz/ton gold over 26.9 feet in the 101 Zone. Surface exploration drilling of the 119 Zone (Golden Pond) area yielded 0.22 oz/ton gold over 6.9 feet. At the East Mine, the last surface drillhole of the season intersected 0.14 oz/ton gold over 9.8 feet in the vicinity of the Casa Berardi Fault.

The recent successes in both surface and underground drilling led to near replacement of 2015 gold production with increases in overall grade and to the identification of new resource trends throughout the West Mine, and now the East Mine of Casa Berardi. When the acquisition of Casa Berardi was made, there was an expectation of finding significant mineralization that would prolong gold production for many years to come, and this expectation is being realized.

Greens Creek - Alaska

At Greens Creek, definition drilling is refining the resources of the NWW and Deep 200 South Zones. Exploration drilling of the 9A and 5250 trends expanded the resource along the projected mineralization trends. Recent drilling of the lower NWW Zone has generally confirmed and upgraded the resource model of the shared and upper limbs. Assay results from this drilling include 86.8 oz/ton silver, 0.19 oz/ton gold, 4.9% zinc, and 2.2% lead over 17.2 feet and 46.9 oz/ton silver, 0.22 oz/ton gold, 17.4% zinc, and 6.2% lead over 9.5 feet. Drilling has defined additional West Wall mineralization up to 205 feet down-dip from the current resource model and includes an intercept of 14.7 oz/ton silver, 0.04 oz/ton gold, 12.2% zinc, and 4.7% lead over 12.3 feet about 70 feet down-dip of the current model.

Follow-up to historic high-grade drill intersections of the 9A Zone has defined continuous mineralization proximal to the Maki Fault block. Exploration drilling has defined a complexly folded horizon of mineralization stretching about 180 feet along strike and 320 feet along dip. Drilling of the Deep 200 South Zone in the past few years has defined three stacked folds of high-grade mineralization that represent up to 600 feet of down-dip continuity. Recent drilling of the folded upper bench mineralization to the south has defined mineralization of similar extent, thickness, and geometry compared to the resource model. A recent exploration hole to the south intersected intermittent mineralization and the resource remains open to the south.

Exploration drilling of the down-plunge projection of the 5250 trend of mineralization intercepted strong mineralization within argillite that dips down toward the Deep 200 South bench. Recent exploration drilling at the southern extent of the East Ore Zone above and below the Klaus Shear intersected the mine contact but had weak mineralization indicating that the contact folds sharply into the fault.

San Sebastian - Mexico

Due to significant drilling success over the past three years, the East Francine, Andrea, Middle and North veins now define nearly 5 miles of mineralized strike length and the near-surface, high-grade zones are being exploited by open pit mining. The potential to expand mineralization along these known structures and to discover new veins around the producing mine area is considered to be excellent. Some step-out drilling to the east of the East Francine resource has intersected mineralized veins that grade up to 6.4 oz/ton silver and 0.10 oz/ton gold over 2.3 feet. These preliminary results show the veins extend beyond the current resources and there are plans to continue to explore this area for zones of wider mineralization.

Exploration activity at San Sebastian in the fourth quarter also included trenching with the goal of expanding the vein system in the area west of the San Sebastian open pits. This trenching confirmed two new veins associated with geochemical anomalies generated during a RAB (rotary air blast) drilling program earlier in the year. Mineralized veins have been exposed along strike from 2,000 feet to 1.5 miles from the current resources. Additional exploration trenching is in progress in the area and will be tested with shallow RC (reverse circulation) and core drilling in the first quarter of 2016.

More complete drill assay highlights from Casa Berardi, San Sebastian and Greens Creek can be found in Table B at the end of the release.

Other Properties

At the recently acquired Rock Creek project in Montana, work included integration of the resource model and exploration data into the Hecla database and modeling software. Preparations for summer fieldwork on the Opinaca-Wildcat project near the Eleonore Mine in northern Quebec are underway.

About Hecla

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements Regarding Forward-Looking Statements

Statements made or information provided in this news release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements or forward-looking information include statements or information regarding estimates of the Company’s mineral resources and mineral reserves, projected conversion of resources into reserves, projected increases in mineralization and resources, projected exploration and pre-development expenditures to be incurred in 2016; and plans for exploration drilling at Greens Creek, Lucky Friday, Casa Berardi and San Sebastian. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject, as well as metals prices and exchange rate assumptions noted at the end of Table A relevant to mineral reserve and resourced estimates.

Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results; including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration, and with respect to Hecla’s non-operating and exploration properties, that few properties that are explored are ultimately developed into producing mines. Refer to the Company’s Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC’s Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company’s “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources,” “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve.” Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, Ph.D., P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada” effective date March 31, 2014 (the “Casa Berardi Technical Report”), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla’s profile on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd. and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analyses. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or, Quebec, for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

Table A: Reserves and Resources - 12/31/2015
Proven Reserves
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (a)	10	20.8	0.12	3.7	9.0	210	1	370	910	—
Lucky Friday (a)	3,510	16.5	—	9.8	3.2	57,961	—	344,610	111,210	—
Casa Berardi (1)	2,119	—	0.11	—	—	—	234	—	—	—
San Sebastian (a)	5	14.5	0.21	—	—	72	1	—	—	—
Total	5,644					58,243	237	344,980	112,120	—

Probable Reserves
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (a)	7,204	12.3	0.09	3.0	8.1	88,523	676	218,030	581,730	—
Lucky Friday (a)	1,557	13.3	—	8	2.9	20,721	—	124,950	45,080	—
Casa Berardi (1)	8,104	—	0.14	—	—	—	1,098	—	—	—
San Sebastian (a)	284	28.0	0.22	—	—	7,943	63	—	—	—
Total	17,149					117,186	1,836	342,980	626,810	—

Proven and Probable Reserves
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (a)	7,214	12.3	0.09	3	8.1	88,733	677	218,400	582,640	—
Lucky Friday (a)	5,067	15.5	—	9.3	3.1	78,681	—	469,560	156,290	—
Casa Berardi (1)	10,222	—	0.13	—	—	—	1,332	—	—	—
San Sebastian (a)	289	27.7	0.22	—	—	8,015	64	—	—	—
Total	22,793					175,429	2,073	687,960	738,930	—

Measured Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (b)	—	—	—	—	—	—	—	—	—
Lucky Friday (2)(b)	13,762	6.1	—	4.1	2.3	83,711	—	569,190	319,810	—
Casa Berardi (3)	1,769	—	0.18	—	—	—	326	—	—	—
San Sebastian (4)(b)	—	—	—	—	—	—	—	—	—	—
Heva (5)	5,480	—	0.06	—	—	—	304	—	—	—
Hosco (5)	33,070	—	0.04	—	—	—	1,296	—	—	—
San Juan Silver (6)(b)	—	—	—	—	—	—	—	—	—	—
Star (7)(a)	—	—	—	—	—	—	—	—	—	—
Total	54,080					83,711	1,926	569,190	319,810	—

Indicated Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (b)	1,227	10.6	0.10	3	7.5	13,015	128	36,710	92,260	—
Lucky Friday (2)(b)	7,067	6.3	—	4.4	2.1	44,436	—	308,260	149,830	—
Casa Berardi (3)	9,225	—	0.11	—	—	—	985	—	—	—
San Sebastian (4)(b)	1,561	5.9	0.07	—	—	9,257	116	14,570	18,980	8,400
Heva (5)	5,570	—	0.07	—	—	—	369	—	—	—
Hosco (5)	31,620	—	0.04	—	—	—	1,151	—	—	—
San Juan Silver (6)	516	14.8	—	2.1	1.1	7,620	—	10,760	5,820	—
Star (7)(b)	1,074	3.0	—	6.4	7.6	3,221	—	68,700	81,200	—
Total	57,859					77,550	2,749	439,000	348,090	8,400

Measured & Indicated Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (b)	1,227	10.6	0.10	3	7.5	13,015	128	36,710	92,260	—
Lucky Friday (2)(b)	20,829	6.2	—	4.2	2.3	128,147	—	877,450	469,640	—
Casa Berardi (3)	10,993	—	0.12	—	—	—	1,312	—	—	—
San Sebastian (4)(b)	1,561	5.9	0.07	—	—	9,257	116	14,570	18,980	8,400
Heva (5)	11,050	—	0.06	—	—	—	672	—	—	—
Hosco (5)	64,690	—	0.04	—	—	—	2,447	—	—	—
San Juan Silver (6)	516	14.8	—	2.1	1.1	7,620	—	10,760	5,820	—
Star (7)(b)	1,074	3.0	—	6.4	7.6	3,221	—	68,700	81,200	—
Total	111,940					161,261	4,674	1,008,190	667,900	8,400

Inferred Resources
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	Tons (000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (b)	3,255	12.8	0.09	2.8	6.7	41,730	300	89,630	219,540	—
Lucky Friday (8)(b)	4,451	7.7	—	5.7	1.9	34,302	—	254,080	85,850	—
Casa Berardi (3)	2,854	—	0.18	—	—	—	510	—	—	—
San Sebastian (9) (b)	2,677	5.5	0.03	—	—	14,846	93	22,550	32,070	18,860
Heva (5)	4,210	—	0.08	—	—	—	350	—	—	—
Hosco (5)	7,650	—	0.04	—	—	—	314	—	—	—
San Juan Silver (10)	3,078	10.7	0.01	1.3	1.1	33,097	36	40,990	34,980	—
Star (11)(b)	2,957	3.1	—	5.9	5.6	9,128	—	173,500	166,100	0
Monte Cristo (12)	913	0.3	0.14	—	—	271	131	—	—	—
Rock Creek (13)	136,601	1.7	—	—	—	228,616	—	—	—	1,010,770
Total	168,647					361,990	1,734	580,750	538,540	1,029,630

Note: All estimates are in-situ except for the proven reserves at Greens Creek and San Sebastian which are in surface stockpiles. Resources are exclusive of reserves.

(a)	Mineral reserves are based on $1100 gold, $14.50 silver, $0.90 lead and $0.90 zinc, unless otherwise stated.
(b)	Mineral resources are based on $1300 gold, $20 silver, $0.95 lead, $0.90 zinc and $3.00 copper, unless otherwise stated.
(1)	Mineral reserves are based on $1100 gold and a US$/CAN$ exchange rate of 1:1.37 Reserve diluted to an average of 34.7% to minimum width of 9.8 feet (3 m)
Open pit mineral reserves of the East Mine were estimated in May 2015 based on $1225 gold and a US$/CAN$ exchange rate of 1:1.10. Reserve block diluted.
Open pit mineral reserves of the Principal Mine were estimated in February 2011 based on $950 gold and a US$/CAN$ exchange rate of 1:1. Reserve diluted to 10%
(2)	Measured and indicated resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(3)	Measured, indicated and inferred resources are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1.37 Underground resources are reported at a minimum mining width of 6.6 feet to 9.8 feet (2 m to 3 m)
Open pit mineral resources of the Principal Mine were estimated based on $950 gold and a US$/CAN$ exchange rate of 1:1
Open pit mineral resources of the 160 Zone were based on $1,250 gold and a US$/CAN$ exchange rate of 1:1, Resources diluted to 12%
(4)	Indicated resources reported at a minimum mining width of 6.6 feet (2 m) for Hugh Zone and 4.9 feet (1.5 m) for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.
San Sebastian Hugh Zone also contains 8,400 tons of copper at 1.7% Cu within 492,700 tons of indicated resource.
(5)	Measured, indicated and inferred resources are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1. The resources are in-situ without dilution and material loss. Resource model completed in 2011.
(6)	Indicated resources reported at a minimum mining width of 6.0 feet for Bulldog; resources based on $26.5 Ag, $0.85 Pb, and $0.85 Zn
(7)	Indicated resources reported at a minimum mining width of 4.3 feet.
(8)	Inferred resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(9)	Inferred resources reported at a minimum mining width of 6.6 feet (2 m) for Hugh Zone and 1.5 meters for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.
San Sebastian Hugh Zone also contains 18,860 tons of copper at 1.5% within 1,255,100 tons of inferred resource.
(10)	Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog, 5.0 feet for Equity & North Amethyst veins; resources based on $1400 Au, $26.5 Ag, $0.85 Pb, and $0.85 Zn.
(11)	Inferred resources reported at a minimum mining width of 4.3 feet.
(12)	Inferred resource reported at a minimum mining width of 5.0 feet; resources based on $1400 Au, $26.5 Ag.
(13)	Inferred resource reported at a minimum thickness of 16.0 feet; resources based on $7 Ag and $1 Cu.
Rock Creek also contains 1,010,770 tons of copper at 0.7% within stated inferred resource tonnage.

* Totals may not represent the sum of parts due to rounding

Table B: Drill Assay Results
Greens Creek (Alaska)
Zone	Drill Hole Number	Drillhole Azm/Dip	Sample From	Sample To	Horizontal Width[1] (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
NorthWest West Definition	GC3974	063/-63	156.30	160.00	3.5	12.22	0.07	2.63	1.28	-548
	GC4156	063/-80	166.50	169.00	2.4	53.45	0.23	14.54	7.20	-566
			175.00	181.00	6.0	24.08	0.25	11.43	5.27	-571
	GC4158	063/-64	168.00	170.00	1.9	25.02	0.15	12.56	7.55	-552
	GC4169	063/-10	191.10	201.80	8.6	17.64	0.08	7.48	3.62	-432
			255.60	258.60	2.3	12.88	0.10	5.49	2.27	-444
			397.40	407.40	9.9	31.39	0.11	3.31	1.62	-475
			474.40	486.90	3.0	12.13	0.42	14.70	3.58	-492
			490.60	494.30	3.7	20.40	0.41	12.45	4.32	-494
			499.20	502.70	3.5	26.64	0.26	9.77	3.48	-496
	GC4170	063/-19	178.00	189.00	5.5	41.48	0.20	11.00	5.68	-456
			236.50	243.50	2.7	23.63	0.25	6.97	3.30	-475
	GC4172	063/-31	157.90	159.00	0.9	29.77	0.28	10.98	5.04	-479
			191.50	192.50	0.9	11.08	0.33	20.96	11.61	-497
	GC4173	063/-40	141.30	143.70	2.1	20.45	0.06	15.10	6.42	-490
			176.20	177.30	1.0	22.21	0.10	21.88	12.99	-513
			435.80	437.20	1.3	8.43	0.07	13.70	1.95	-690
	GC4175	063/-52	140.70	152.70	11.0	37.03	0.22	5.69	1.76	-517
			171.40	176.20	4.8	28.33	0.08	10.26	4.80	-536
	GC4177	063/6	211.40	212.40	1.0	26.04	0.09	24.02	12.02	-374
			216.80	219.00	2.1	25.29	0.19	10.31	4.51	-373
	GC4178	051/9	224.70	226.60	1.9	20.96	0.28	17.91	8.12	-356
			243.50	248.50	5.0	23.69	0.13	0.66	0.28	-353
	GC4181	063/-15	199.60	204.60	3.4	20.68	0.17	27.17	12.22	-442
			263.40	296.80	23.2	19.14	0.17	12.86	4.54	-468
	GC4182	063/-26	173.40	180.30	6.1	26.73	0.19	11.79	5.92	-468
			215.20	236.30	19.0	23.52	0.12	7.87	4.15	-492
	GC4184	063/-49	185.70	195.70	9.4	9.48	0.10	16.02	0.29	-533
	GC4186	063/-10	229.30	236.30	4.1	24.69	0.12	11.00	4.45	-429
			241.70	244.20	1.5	13.53	0.02	11.75	4.53	-431
			313.60	320.70	5.4	21.88	0.11	6.45	1.70	-447
			435.70	453.50	17.2	86.75	0.19	4.90	2.24	-476
			465.30	475.60	10.0	41.41	0.15	2.27	1.00	-481
			508.50	521.70	13.1	9.40	0.33	18.01	4.13	-492
			616.50	622.50	6.0	7.59	0.07	3.63	0.81	-517
	GC4188	063/-12	260.40	262.40	1.8	25.50	0.21	20.33	6.53	-433
			316.50	369.50	33.3	11.58	0.14	14.14	5.78	-457
			553.30	563.20	9.1	7.35	0.21	14.79	3.11	-516
	GC4192	063/-13	252.50	254.30	1.5	14.25	0.04	3.92	1.99	-430
			305.20	356.60	37.7	4.00	0.11	17.75	2.83	-449
			487.70	492.50	4.5	12.41	0.13	5.71	1.62	-495
			544.00	566.20	20.8	6.42	0.19	12.05	2.26	-514
	GC4197	063/-12	198.20	213.00	11.4	15.14	0.04	2.57	1.38	-402
			503.20	532.00	23.0	17.50	0.16	14.48	4.41	-468
	GC4206	060/-21	482.80	494.00	11.2	18.52	0.14	24.43	8.30	-533
			579.10	583.30	4.1	18.79	0.06	12.17	1.28	-567
	GC4214	053/-30	303.50	306.00	2.5	16.50	0.05	8.56	3.24	-476
	GC4218	063/-20	663.00	667.00	3.3	24.71	0.04	21.08	9.46	-451
	GC4219	243/-86	0.00	8.00	6.4	10.03	0.06	17.41	5.18	-285
	GC4222	063/-37	629.00	633.00	3.7	15.96	0.04	11.77	2.85	-591
			662.20	681.50	19.0	7.89	0.11	12.81	2.66	-618
	GC4223	063/-28	662.00	665.90	3.9	33.37	0.03	4.75	2.00	-504
	GC4225	039/-70	308.90	319.30	9.5	46.88	0.22	17.40	6.16	-680
	GC4227	308/-74	20.00	43.50	23.1	4.77	0.13	13.51	2.31	-414
	GC4232	061/-20	662.00	665.60	3.6	22.56	0.03	15.32	6.94	-442
West Wall Definition	GC4169	063/-10	794.00	798.40	3.9	17.23	0.12	7.51	2.79	-563
	GC4188	063/-12	889.70	903.50	12.3	14.70	0.04	12.18	4.73	-613
	GC4199	063/-23	830.10	853.50	15.7	8.90	0.06	19.84	5.73	-637
	GC4206	060/-21	806.20	811.70	4.3	10.09	0.19	15.54	4.80	-654
D200S Definition	GC4160	243/-60	274.60	279.50	4.5	14.77	0.05	1.92	1.00	-1528
	GC4167	243/-87	257.00	262.50	5.4	13.98	0.03	0.96	0.62	-1529
East Ore Definition	GC4201	260/-67	456.50	458.20	1.3	15.03	0.05	10.21	3.62	287
	GC4210	243/-78	364.80	370.50	1.1	35.85	0.10	8.44	4.35	352
	GC4215	277/-72	424.00	438.50	12.4	30.08	0.08	10.59	4.74	304
9a Definition	GC4228	243/-72	806.00	811.00	4.9	9.91	0.06	16.42	4.58	-60
	GC4233	243/-80	754.00	761.00	6.9	11.20	0.06	21.47	6.64	-37
9A Exploration	GC4166	063/48	622.00	632.10	6.5	23.71	0.03	2.54	1.43	79
	GC4180	216/-55	637.00	660.00	13.5	17.38	0.01	5.95	3.25	166
	GC4189	226/-70	653.70	656.30	2.5	11.89	0.01	4.24	1.99	90
	GC4205	222/-75	701.50	705.50	3.3	10.53	0.08	3.64	2.05	33
			722.30	728.70	5.2	26.04	0.08	20.23	6.99	14
[1] Due to the irregular shape of the ore body, the determination of true width is not possible. Horizontal width is seen as a reasonable alternative.

Casa Berardi (Quebec)
Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Lower-Inter Upper	CBW-1076	10800	359/-51	607.6	616.8	9.2	0.88	-1428.1
	CBW-1091	10740	360/-37	556.1	566.3	10.2	0.38	-1298.2
	CBW-1093	10764	360/-46	566.9	583.0	16.1	1.20	-1383.2
Upper 118 (118-61)	CBP-0530-239	12311	007/-28	189.0	206.0	16.4	0.16	-1864.5
(118-64)	CBP-0530-247	12281	325/35	118.1	148.6	14.1	0.24	-1699.1
(118-64)	CBP-0530-250	12324	021/44	241.8	284.1	42.3	0.22	-1585.0
(118-64)	CBP-0530-251	12317	021/26	136.5	167.3	30.8	0.37	-1705.7
Upper 123 (123-05)	CBP-0270-001	12489	180/-10	250.7	259.2	8.2	1.61	-912.4
(123-05)	CBP-0270-003	12490	180/04	234.3	243.8	9.5	0.55	-852.0
(123-05)	CBP-0270-014	12509	180/06	203.7	216.5	12.8	0.36	-849.4
(123-01)	CBP-0550-111	12362	179/-30	361.9	408.5	29.5	1.48	-1966.9
(123-01)	CBP-0550-113	12358	180/-36	437.0	453.1	8.9	0.40	-2024.3
(123-01)	CBP-0550-116	12370	175/-41	426.5	451.1	12.5	0.34	-2052.5
(123-01)	CBP-0550-117	12360	176/-36	389.4	418.0	20.3	2.03	-1996.4
(123-01)	CBP-0550-125	12375	162/-44	455.1	495.4	40.4	2.02	-2107.3
(123-01)	CBP-0550-128	12353	184/-29	377.3	401.6	24.3	2.73	-1952.8
Lower 123 (123-01)	CBP-0770-110	12372	152/41	284.8	299.2	12.8	0.71	-2321.2
(123-01)	CBP-0770-112	12374	151/16	253.9	266.1	10.2	1.06	-2441.3
(123-01)	CBP-0770-114	12370	152/29	269.7	280.5	10.5	0.54	-2378.6
(123-01)	CBP-0770-123	12377	141/48	291.0	308.4	12.5	1.71	-2292.3
(123-01)	CBP-0770-124	12374	141/55	308.7	329.7	18.7	0.94	-2258.5
(123-03)	CBP-0850-081	12369	177/-23	334.0	344.8	8.5	1.41	-2847.4
(123-03)	CBP-0850-082	12369	178/-27	335.3	377.3	42.0	0.37	-2891.7
(123-03)	CBP-0850-086	12334	188/-41	502.6	510.2	6.6	0.69	-2938.3
(123-03)	CBP-0850-087	12358	181/-34	469.2	485.6	11.5	0.32	-2955.1
(123-03)	CBP-0850-090	12402	157/-32	347.1	359.6	8.5	0.64	-2901.9
(123-03)	CBP-0850-094	12363	182/-21	338.3	378.9	38.1	0.80	-2854.0
(123-03)	CBP-0850-095	12375	171/-26	315.0	331.7	8.9	1.36	-2835.6
(123-11)	CBP-0850-105	12434	140/-27	341.9	362.9	16.4	0.31	-2854.0
(123-11)	CBP-0850-106	12430	140/-22	334.6	362.9	22.6	0.97	-2842.5
(123-11)	CBP-0850-111	12467	135/-24	463.3	474.7	3.9	0.27	-2883.2
U Principale (124-22)	CBP-0290-268	12501	035/-07	235.6	246.1	8.5	0.43	-972.8
(124-22)	CBP-0290-270	12502	042/-47	322.5	340.6	7.5	0.28	-1180.4
(124-81)	CBP-0330-008	12407	180/-46	184.1	196.9	12.5	0.32	-1180.8
(124-81)	CBP-0330-009	12391	183/-21	116.1	136.8	20.7	0.39	-1121.4
(124-81)	CBP-0330-012	12383	196/-29	117.5	143.7	26.2	0.32	-1135.5
L Principale (124-32)	CBP-0530-241	12260	322/-25	255.9	265.7	8.5	0.23	-1898.3
(124-31)	CBP-0530-246	12279	338/-19	203.4	219.8	11.2	0.15	-1840.6
(124-31)	CBP-0530-247	12263	325/35	225.1	298.2	14.1	0.51	-1626.0
Explo U 117	CBW-1082	11700	020/-70	2086.6	2108.3	21.7	0.13	-4111.5
Explo S 101	CBS-15-651	10700	360/-55	430.8	457.7	26.9	0.23	-378.6
Explo S 119	CBS-15-644	12250	360/-75	551.8	558.7	6.9	0.22	-568.2
Explo S 124	CBS-15-645	12850	360/-60	1236.2	1245.1	8.9	0.16	-1003.9
Explo S 124	CBS-15-648	13350	360/-60	512.5	521.7	9.2	0.15	-438.0
Explo S 157	CBS-15-637	15450	360/-70	1722.4	1732.3	9.8	0.14	-1526.9

San Sebastian (Mexico)
Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)
EAST FRANCINE VEIN	SS-1007	690.6	691.6	1.0	1.0	0.07	10.47
NORTH VEIN	SS-1008	25.2	27.7	2.5	2.3	0.10	6.42
NORTH VEIN FOOTWALL VEIN	SS-1002	310.6	311.8	1.2	1.2	0.05	13.21

CONTACT:
Hecla Mining Company
Michael Westerlund, 800-HECLA91 (800-432-5291)
Vice President - Investor Relations
hmc-info@hecla-mining.com
http://www.hecla-mining.com